UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): March 21, 2023

MannKind Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50865	13-3607736
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1 Casper Street, Danbury, Connecticut 06810

(Address of Principal Executive Offices) (Zip Code)

(818) 661-5000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. of Form 8-K):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	MNKD	The Nasdaq Stock Market LLC

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)

On March 21, 2023, Lauren M. Sabella was appointed by the board of directors of MannKind Corporation (the “Company”) as Executive Vice President, Chief Operating Officer of the Company, with such appointment to be effective on March 27, 2023.

Prior to her appointment as Executive Vice President, Chief Operating Officer, Ms. Sabella, age 62, served as Principal at LS Consulting Group, a strategic advisory group providing consulting services to pharmaceutical and emerging biotech companies, from September 2022 until March 2023. From September 2021 until September 2022, Ms. Sabella served as Chief Operating Officer at Acorda Therapeutics, Inc. (“Acorda”). Ms. Sabella was previously Acorda’s Chief Commercial Officer from February 2015 to September 2021. Before that, from January 2010 to February 2015, she was Acorda’s Executive Vice President, Commercial Development. Prior to that, Ms. Sabella was the Founder and Principal of Tugboat Consulting Group, an independent consulting practice assisting companies in the commercialization process. Ms. Sabella also served as Corporate Officer and Vice President of Commercial Development at Altus Pharmaceuticals Inc. (“Altus”) from May 2006 to September 2008, with responsibility for all aspects of commercialization. Prior to joining Altus, Ms. Sabella was employed by Boehringer Ingelheim Pharmaceuticals for 18 years in positions of increasing responsibility, which included over ten years of marketing experience during which she led several product launches including Mobic, an NSAID that became a $1 billion brand. In her last role, she served as Vice President of Sales, Eastern Zone, where she led the sales launch of Spiriva and ran both Primary Care and Specialty Divisions, including Neurology, Urology and Cardio/Pulmonary. Ms. Sabella holds a B.B.A. from Hofstra University.

In connection with her appointment, the Company entered into an employment offer letter with Ms. Sabella that governs the current terms of her employment with the Company. The employment offer letter provides that Ms. Sabella will receive an annual base salary of $440,000 and will be eligible to receive an annual performance bonus with a target bonus percentage equal to 50% of her base salary. The employment offer letter also provides that the Company will grant Ms. Sabella an equity award of 210,000 restricted stock units, which will vest 25% on each of the first four anniversaries of the grant date, subject to continuing service. In addition, pursuant to a Change of Control Agreement in substantially the form filed with the Securities and Exchange Commission (“SEC”) on April 7, 2017 as Exhibit 99.1 to the Company’s Current Report on Form 8-K, if Ms. Sabella’s employment is subject to an involuntary termination within two years following a change in control, she will be entitled to receive continued payment of base salary for 18 months, payment of her group health insurance premiums for up to 18 months, a prorated annual performance bonus and full accelerated vesting of any unvested equity awards. Ms. Sabella may also be entitled to receive tax gross up payments in the event any payments made in connection with a change in control are subject to the excise taxes imposed by Sections 280G and 4999 of the Internal Revenue Code.

Ms. Sabella will also enter into an indemnity agreement with the Company in the form previously filed with the SEC as Exhibit 10.1 to the Company’s Registration Statement on Form S-1, originally filed with the SEC on April 30, 2004, as amended.

There are no family relationships between Ms. Sabella and any of the Company’s current or former directors or executive officers. Ms. Sabella is not a party to any transaction that would require disclosure under Item 404(a) of Regulation S-K promulgated under the Securities Act of 1933, as amended.

The foregoing summary of the employment offer letter with Ms. Sabella is qualified in its entirety by reference to the full text of the agreement, a copy of which is filed with this Current Report on Form 8-K as Exhibit 10.1.

Item 7.01	Regulation FD Disclosure.

On March 27, 2023, the Company issued a press release announcing Ms. Sabella’s appointment as discussed in Item 5.02 herein. A copy of the press release is attached as Exhibit 99.1 hereto and is hereby incorporated by reference in its entirety. The information in this Item 7.01 and the attached Exhibit 99.1 to this Current Report on Form 8-K is being furnished (not filed) pursuant to Item 7.01 of Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Document

10.1	Offer Letter, dated March 21, 2023, by and between MannKind Corporation and Lauren M. Sabella.

99.1	Press Release of MannKind Corporation, dated March 27, 2023.

104	Cover Page Interactive Data File (embedded within the inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MannKind Corporation

Date: March 27, 2023	By:	/s/ David Thomson, Ph.D., J.D.
David Thomson, Ph.D., J.D.
Executive Vice President, General Counsel and Secretary